EXHIBIT 99.1

The Joint Chiropractic Secures $2.7 Million Loan under CARES Act Paycheck Protection Program Provision

To Host First Quarter 2020 Results Conference Call on Thursday, May 7th

SCOTTSDALE, Ariz., April 15, 2020 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager and franchisor of chiropractic clinics, announced it received a $2.7 million loan through JPMorgan Chase Bank N.A under the United States Small Business Administration’s (SBA) Payroll Protection Program (PPP) contained within the new Coronavirus Aid, Relief, and Economic Security (CARES) Act.

The two-year, SBA administered PPP loan has an interest rate of 0.98% per annum, with initial principal and interest payments deferred for six months. PPP loan proceeds will primarily be used for payroll costs and to retain workers, and, if used for payroll and certain other permitted expenses, the principal and unpaid interest may be forgiven.

“The Joint and our franchisees are thankful the CARES Act is supporting small U.S. businesses and their employees during this unprecedented time,” said Peter D. Holt, President and CEO The Joint Corp. “Along with $2.0 million drawn in March from our revolving credit facility with J.P. Morgan Chase Bank, N.A., the PPP loan strengthens our balance sheet. This increased liquidity enhances our ability to maintain our payroll and weather the disruptions caused by the COVID-19 pandemic.”

Including the loans, as of April 14, 2020, the company had unrestricted cash (unaudited) of $13.6 million, compared to $8.5 million at December 31, 2019.

“We are proactively working with our franchisees to help them access the PPP loan program and other government sponsored programs. This is a critical time for our nation and for the company.  We continue to provide essential healthcare services, with approximately 90% of our chiropractic care clinics remaining open to treat our patients. While not unexpected in this environment, the overall number of patient visits has decreased. Yet our clinics continue to serve our patients with a wide array of health conditions. These government sponsored incentives go a long way in helping our franchisees continue to stay open and treat our patients,” concluded Holt.

Timing of the First Quarter 2020 Financial Results Conference Call
Management plans to report its first quarter 2020 financial results on Thursday, May 7, 2020, after the market close. President and CEO Peter D. Holt and CFO Jake Singleton will hold a conference call at 5:00 p.m. ET that day to discuss the results. To participate, approximately 10 minutes prior to the start time, please dial 765-507-2604 or 844-464-3931 and reference conference ID 1889797 or join by live webcast. The webcast and accompanying slide presentation will be on the investor relations section of the company's website at ir.thejoint.com and available for approximately one year. An audio archive can be accessed for one week by dialing 404-537-3406 or 855-859-2056 and entering conference ID 1889797.

About The Joint Corp.
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, the company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 500 locations nationwide and over 7 million patient visits annually, The Joint is a key leader in the chiropractic industry. Named on Franchise Times' “Top 200+ Franchises” and Entrepreneur’s “Franchise 500®” lists, The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, uncertainties associated with the coronavirus (including its possible effects on patient demand), and the other factors described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 6, 2020, as updated for any material changes described in any subsequently-filed Quarterly Reports on Form 10-Q (including our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2020, which we anticipate will be filed on or around May 8, 2020), as they may be revised or updated in our subsequent filings.  Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Contact Information
Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com